EXHIBIT 10.38

SEVERANCE PAY PLAN

FOR EMPLOYEES OF U.S. SUBSIDIARIES OF

RESTAURANT BRANDS INTERNATIONAL INC.

AND

SUMMARY PLAN DESCRIPTION

Effective: November 1, 2016

PURPOSE OF THE PLAN

The purpose of this Plan is to provide severance pay benefits to eligible employees whose employment with a U.S. subsidiary of the Company is terminated involuntarily under the conditions described below.

Except as otherwise provided by the Company or the Plan Administrator in writing, this Plan (i) is the sole arrangement of the Company’s U.S. subsidiaries regarding severance-type benefits to eligible employees and (ii) replaces and supersedes all prior plans, programs, understandings and arrangements providing severance-type benefits to eligible employees.

Only the Plan Administrator has the authority to approve changes to the conditions for receiving benefits under this Plan or changes to the benefits to be provided under the Plan. Any such approval must be in writing.

This document contains the official text of the Plan effective for employment terminations occurring on and after November 1, 2016. This document also serves as the summary plan description for the Plan.

DEFINITIONS

Company means Restaurant Brands International Inc.

Employer means any direct or indirect U.S. subsidiary of the Company which participates in this Plan.

Plan means the Severance Pay Plan for Employees of U.S. Subsidiaries of Restaurant Brands International Inc.

Plan Administrator means the Company’s Benefits Plan Committee, the Company’s Chief People and Performance Officer and such other person or committee appointed from time to time by the Company’s Benefits Plan Committee to administer the Plan.

ELIGIBLE EMPLOYEES

The benefits under this Plan are limited to U.S.-based employees who are classified by an Employer as exempt employees or non-exempt salaried employees.

Unless the Plan Administrator provides otherwise in writing, the following U.S.-based employees are NOT eligible to participate in this Plan:

•	Any employee who classified by an Employer as an hourly employee.

•	Any employee who is classified by an Employer as a part-time, temporary or seasonal employee, third-party staffing agency employee or an independent contractor.

•	Any employee who was in a restaurant management position immediately preceding his or her involuntary termination.

•	Any employee who is covered by a collective bargaining agreement.

•	Any employee who is eligible to participate in another plan or arrangement maintained by the Company or any of its affiliates which provides severance-type benefits unless such other plan or arrangement provides that the employee will be eligible to receive benefits under this Plan.

•	Any employee who is covered by an employment or other agreement unless the agreement provides that the employee will be eligible to receive benefits under this Plan.

INVOLUNTARY TERMINATION OF EMPLOYMENT

•	Involuntary Termination

An employee will be eligible for severance benefits under this Plan only if the Plan Administrator, in its sole discretion, determines that the employee’s employment is being terminated involuntarily for any of the following reasons:

•	Reduction in staff.

•	Position elimination.

•	Facility closing.

•	Closure of a business unit.

•	Organizational restructuring.

•	Such other circumstances as the Plan Administrator deems appropriate for the payment of severance benefits.

•	Termination of Employment Not Eligible for Severance Benefits

An employee will not be eligible for severance benefits if the Plan Administrator, in its sole discretion, determines that the employee’s employment is terminated for any of the following reasons:

•	Resignation or other voluntary termination of employment.

•	Failure to return to work upon the expiration of an authorized leave of absence.

•	Death or disability.

•	Termination for cause or for behavior prejudicial to the Employer or the Company or any of its subsidiaries or affiliates, as determined by the Plan Administrator in its sole discretion.

•	Termination for gross misconduct or violation of company policy.

•	Termination for poor performance.

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•	Other Employment Offer

An employee will not be eligible to receive benefits under this Plan if any of the following events has occurred:

•	The employee has been offered, but refused to accept, another position with an Employer or the Company or any of its subsidiaries or affiliates at a location that is 50 or fewer miles from his or her then current primary place of residence.

•	The employee’s employment has been terminated in connection with a sale or transfer, merger, establishment of a joint venture, or other corporate transaction, and such employee has been offered employment by the successor employer.

•	The employee’s employment is terminated in connection with the “outsourcing” of operational functions and he/she has been offered employment by the outsourcing vendor.

CONDITIONS FOR PAYMENT OF SEVERANCE BENEFITS

An eligible employee who is involuntarily terminated will not receive severance benefits under this Plan unless the Plan Administrator determines that the employee has satisfied all of the following conditions:

•	Work Until Last Day Designated

The employee must continue to be actively at work through the last day of work designated by the Employer, unless the employee is absent due to vacation, temporary layoff, or an approved absence from work (including leave under the Family and Medical Leave Act).

•	Execution of Release and Other Separation Documents

The employee must execute and deliver to the Employer, within the period of time specified by the Plan Administrator, an agreement in a form satisfactory to the Employer containing a general release of claims in favor of the Employer and, if required by the Employer, the Company and its subsidiaries and affiliates, and such other terms and provisions as may be determined by the Employer, in its sole discretion, which include but are not limited to those related to non-disclosure, non-disparagement, non-competition, non-solicitation, continued cooperation in litigation, and the return of company assets.

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SEVERANCE BENEFITS

•	Severance Pay

•	Amount of Severance Pay

The amount of severance pay payable to an eligible employee will be determined in accordance with the Severance Pay Guidelines below and subject to the reductions set forth below; provided, that the Plan Administrator, in its sole discretion, and on a case-by case basis, may increase or decrease the amount of severance pay payable to an eligible employee.

Position	Severance Pay Amount	Minimum / Maximum Amount of Severance Pay

Analyst and Senior Analyst	2 weeks of Base Pay for each Year of Service	Min. Severance = 2 weeks Max. Severance = 2 months

Manager and Senior Manager	2 weeks of Base Pay for each Year of Service	Min. Severance = 4 weeks Max. Severance = 4 months

Director and Senior Director	2 weeks of Base Pay for each Year of Service	Min. Severance = 6 weeks Max. Severance = 6 months

Vice President and above	2 weeks of Base Pay for each Year of Service	Min. Severance = 8 weeks Max. Severance = 8 months

For purposes of determining the amount of severance pay –

•	Base Pay means the employee’s regular rate of salary (determined on a weekly basis or monthly basis, as applicable, and based on a 12-month calendar year) payable immediately preceding his or her date of termination. Base Pay does not include discretionary bonuses, other variable compensation, or extra pay.

•	Years of Service means an employee’s completed years of employment from his or her most recent date of hire by an Employer until his or her date of termination.

•	Payment of Severance Pay

The Employer will pay the severance pay in installments at the same time and in the same manner as the Employer’s regular payroll practice until such benefit is paid in full. Payments will begin as soon as practicable following the date in which the employee’s separation agreement and general release becomes effective.

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Notwithstanding the foregoing, if an employee is deemed on the date of termination to be a “specified employee” within the meaning of Section 409A(a)(2)(B) of the Internal Revenue Code and if the severance payment is not exempt from Section 409A, then payment shall not be made or provided prior to the earlier of (A) the expiration of six (6)-month period measured from the date of employee’s termination of employment and (B) the date of employee’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments delayed pursuant to this paragraph shall be paid to employee in a lump sum, and any remaining payments and benefits due under this Plan shall be paid or provided in accordance with the normal payment dates specified above.

•	Continued Group Health Benefit Coverage – Payment of Cost for COBRA Coverage

If the eligible employee elects to continue coverage under the Employer’s group health benefits plan in accordance with the COBRA continuation coverage requirements, the Employer will pay a portion of the cost for COBRA coverage for a minimum period of 3 months or, if longer, until the last day of the calendar month during which the employee receives the final payment of severance pay under this Plan.

The portion of the premiums to be paid by the Employer will be the same as the amount paid by the Employer for the same group health insurance coverage for active employees. The employee will be responsible for paying the remaining portion of the COBRA premiums.

After the end of this period, the employee, if eligible, may elect to continue COBRA coverage at his or her expense for the remainder of the COBRA coverage period.

RIGHT TO TERMINATE BENEFITS

Notwithstanding anything in this Plan to the contrary, in the event that the Plan Administrator in its discretion determines that

•	an employee is reemployed by the Employer or the Company or any of its subsidiaries, affiliates, or successors before the completion of the scheduled payment of severance pay, OR

•	the Plan Administrator determines that an employee has breached any of the terms and conditions set forth in any agreement executed by the employee as a condition to receiving benefits under this Plan, including, but not limited to, the separation agreement and general release, or

•	the Plan Administrator subsequently determines that the employee engaged in an act that would have constituted grounds for termination for cause.

then the Plan Administrator shall have the right to terminate the benefits payable under this Plan at any time.

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ADMINISTRATION OF THE PLAN

The Plan Administrator shall have sole authority and discretion to administer and construe the terms of this Plan, subject to applicable requirements of law. Without limiting the generality of the foregoing, the Plan Administrator shall have complete discretionary authority to carry out the following powers and duties:

•	To make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan;

•	To interpret the Plan, its interpretation thereof to be final and conclusive on all persons claiming benefits under the Plan;

•	To provide an employee with severance benefits other than those set out in this Plan;

•	To decide all questions, including without limitation, issues of fact, concerning the Plan, including the eligibility of any person to participate in, and receive benefits under, the Plan; and

•	To appoint such agents, counsel, accountants, consultants and other persons as may be required to assist in administering the Plan.

CLAIMS PROCEDURE

The Plan Administrator reviews and authorizes payment of severance benefits for those employees who qualify under the provisions of the Plan. No claim forms need be submitted. Questions regarding payment of the severance benefits should be directed to the Plan Administrator.

If an employee feels he or she is not receiving severance benefits which are due, the employee should file a written claim for the benefits with the Plan Administrator. A decision on whether to grant or deny the claim will be made within 90 days following receipt of the claim. If more than 90 days is required to render a decision, the employee will be notified in writing of the reasons for delay. In any event, however, a decision to grant or deny a claim will be made by not later than 180 days following the initial receipt of the claim.

If the claim is denied in whole or in part, the employee will receive a written explanation of the specific reasons for the denial, including a reference to the Plan provisions on which the denial is based.

If the employee wishes to appeal this denial, the employee may write within 60 days after receipt of the notification of denial. The claim will then be reviewed by the Plan Administrator, and the employee will receive written notice of the final decision within 60 days after the request for review. If more than 60 days is required to render a decision, the employee will be notified in writing of the reasons for delay before the end of the initial 60 day period. In any event, however, the employee will receive a written notice of the final decision within 120 days after the request for review.

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GENERAL RULES

•	Right to Withhold Taxes

The Employer shall withhold such amounts from payments under this Plan as it determines necessary to fulfill any federal, state, or local wage or compensation withholding requirements.

•	No Right to Continued Employment

Neither the Plan nor any action taken with respect to it shall confer upon any person the right to continue in the employ of an Employer or the Company or any of its subsidiaries or affiliates.

•	Benefits Non-Assignable

Benefits under the Plan may not be anticipated, assigned or alienated.

•	Unfunded Plan

The Employer will make all payments under the Plan, and pay all expenses of the Plan, from its general assets. Nothing contained in this Plan shall give any eligible employee any right, title or interest in any property of the Company or any of its subsidiaries or affiliates nor shall it create any trust relationship.

•	Severability

The provisions of the Plan are severable. If any provision of the Plan is deemed legally or factually invalid or unenforceable to any extent or in any application, then the remainder of the provisions of the Plan, except to such extent or in such application, shall not be affected, and each and every provision of the Plan shall be valid and enforceable to the fullest extent and in the broadest application permitted by law.

•	Section Headings

Section headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this Plan.

PLAN AMENDMENT AND TERMINATION

The Company has the power to amend, modify or terminate this Plan at any time with respect to any employee at any time prior to such employee’s termination of employment through a written document executed by the Company’s Benefits Plan Committee.

Eligible employees do not have any vested right to severance pay or other benefits under this Plan.

GOVERNING LAWS AND TIME LIMIT FOR BEGINNING LEGAL ACTIONS

The provisions of the Plan shall be construed, administered and enforced according to applicable federal law and, where appropriate, the laws of the State of Florida without reference to its conflict of laws rules and without regard to any rule of any jurisdiction that would result in the application of the law of another jurisdiction.

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The parties expressly consent that any action or proceeding relating to this Plan or any release or other agreement entered into with respect to this Plan will only be brought in the federal or state courts, as appropriate, located in the State of Florida and that any such action or proceeding be heard without jury, and the parties expressly waive the right to bring any such action in any other jurisdiction and have such action heard before a jury.

No action relating to this Plan or any release or other agreement entered into with respect to this Plan may be brought later than the second anniversary of earlier of termination of employment or other event giving rise to the claim.

STATEMENT OF ERISA RIGHTS

As a participant in this Plan you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all plan participants shall be entitled to:

•	Receive Information About Your Plan and Benefits

Examine, without charge, at the plan administrator’s office and at other specified locations all documents governing the plan and a copy of the latest annual report (Form 5500 Series) required to be filed by the plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

Obtain, upon written request to the plan administrator, copies of documents governing the operation of the plan and copies of the latest annual report (Form 5500 Series), if any required, and updated summary plan description. The administrator may make a reasonable charge for the copies.

•	Prudent Actions by Plan Fiduciaries

In addition to creating rights for plan participants ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your plan, called “fiduciaries” of the plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries. No one, including your employer, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

•	Enforce Your Rights

If your claim for a severance benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

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Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report from the plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the plan administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. If it should happen that plan fiduciaries misuse the plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

•	Assistance with Your Questions

If you have any questions about your plan, you should contact the plan administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the plan administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

ADDITIONAL INFORMATION

Plan Sponsor:	Burger King Corporation 5505 Blue Lagoon Drive Miami, FL 33126

Employer Identification Number (EIN):	59-0787929

Plan Name:	Severance Pay Plan for Employees of U.S. Subsidiaries of Restaurant Brands International Inc.

Type of Plan:	Welfare benefit plan - severance pay

Plan Year:	Calendar year

Plan Number:	558

Plan Administrator:	Chief Information and Performance Officer Restaurant Brands International c/o Burger King Corporation 5505 Blue Lagoon Drive Miami, FL 33126

Agent for Service of Legal Process:	Plan Administrator

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